As filed with the Securities and Exchange Commission on September 1, 2011

Registration No. 333-169236

Registration No. 333-162309

Registration No. 333-123549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-169236

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-162309

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-123549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIANT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	11-2749765
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John G. Bruno

Chief Executive Officer and President

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Betty O. Temple, Esq.

Womble Carlyle Sandridge & Rice, PLLC

271 17th Street, NW

Suite 2400

Atlanta, Georgia 30363-1017

(404) 872-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Radiant Systems, Inc., a Georgia corporation (“Radiant”) on Form S-3 (collectively, the “Registration Statements”), filed by Radiant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-169236, registering $30,000,000 in common stock, no par value per share (“Common Stock”) offered by selling securityholders, which was filed with the SEC on September 7, 2010;

•	Registration Statement No. 333-162309, registering $135,000,000 in Common Stock, preferred stock, no par value per share (“Preferred Stock”), warrants to purchase Common Stock, warrants to purchase Preferred Stock and units, and $15,000,000 in Common Stock offered by selling securityholders, which was filed with the SEC on October 2, 2009; and

•	Registration Statement No. 333-123549, registering 2,353,846 shares of Common Stock, which was filed with the SEC on March 24, 2005, as amended by Pre-Effective Amendment No. 1, which was filed with the SEC on May 17, 2005.

On August 24, 2011, pursuant to that certain Agreement and Plan of Merger dated July 11, 2011 (the “Merger Agreement”) among NCR Corporation, a Maryland corporation (“Parent”), Ranger Acquisition Corporation, a Georgia corporation and wholly owned subsidiary of Parent and Radiant, Radiant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, Radiant has terminated all offerings of Radiant’s securities pursuant to the Registration Statements.

Accordingly, Radiant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by Radiant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Radiant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on September 1, 2011.

RADIANT SYSTEMS, INC.

By:	/s/ John G. Bruno
John G. Bruno President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John G. Bruno	President and Chief Executive Officer and Director
John G. Bruno	(Principal Executive Officer)	September 1, 2011

/s/ Robert P. Fishman	Chief Financial Officer and Treasurer and Director
Robert P. Fishman	(Principal Financial and Accounting Officer)	September 1, 2011